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                                                                      EXHIBIT 12

                       UNITED STATES CELLULAR CORPORATION
                      RATIOS OF EARNINGS TO FIXED CHARGES
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                  (DOLLARS IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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
EARNINGS:
  Income from Continuing Operations before income taxes....................     $ 132,234
  Add (Deduct):
    Minority Share of Cellular Losses......................................          (158)
    Earnings on Equity Method..............................................       (39,833)
    Distributions from Minority Subsidiaries...............................         6,836
    Amortization of Capitalized Interest...................................             4
    Minority interest in income of majority-owned subsidiaries that have
     fixed charges.........................................................         1,563
                                                                             ---------------
                                                                                $ 100,646
  Add fixed charges:
    Consolidated interest expense..........................................        27,287
    Interest Portion (1/3) of Consolidated Rent Expense....................         3,254
                                                                             ---------------
                                                                                $ 131,187
FIXED CHARGES:
  Consolidated interest expense............................................     $  27,287
  Interest Portion (1/3) of Consolidated Rent Expense......................         3,254
                                                                             ---------------
                                                                                $  30,541
RATIO OF EARNINGS TO FIXED CHARGES.........................................          4.30
                                                                             ---------------
                                                                             ---------------
  Tax-Effected Preferred Dividends.........................................     $       0
  Fixed Charges............................................................        30,541
                                                                             ---------------
    Fixed Charges and Preferred Dividends..................................     $  30,541
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS.................          4.30
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ADDITIONAL FUNDS REQUIRED TO COVER FIXED CHARGES AND PREFERRED DIVIDEND
 PAYMENTS..................................................................        N/A
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